EXHIBIT 99.2

Form of Board Member Letter

February 20, 2006

<>

Dear <>;

Thank you for your participation in the Board of Directors for Gabriel Technologies Corp.  Below you will find a brief description of the Board, its duties, and compensation.

Gabriel Board of Directors

Gabriel will maintain a Board comprised of the Chief Executive Officer and at least three independent outside non-employee Members.  The Board will meet on a scheduled basis once per quarter, including the Annual Meeting.  In addition, the Board will convene on special matters as required, either in person or telephonically.

The Board will hire the Chief Executive, and appoint the other officers of the Company.  It will review and approve the plans and budgets of management, all major acquisitions and expenditures, and the policies of the Company in all key areas.  It will approve issuance of the Company’s equity, any major debt financing, and will regularly review the performance of the Company in the accomplishment of its goals and plans.

How We Compensate Non-Employee Directors.

       Meeting Fees.    In 2006, we will pay our non-employee directors a fee of:

•

$6,250 quarterly retainer, for attendance at the Board of Directors Meetings.

•

$6,250 quarterly retainer, for being Chairman of the Audit Committee.

•

For each year of service the each director will receive, 100,000 shares of common stock, and, 150,000 Options; additionally, at the beginning of both the second and the third year of the appointment, the Directors shall receive options for 25,000 shares.  Options shall be fully vested in the company is it is sold or merged, or if a Director is terminated

       In addition, our directors are eligible to participate in the Employee Stock Incentive Plan.

       Expenses and Benefits.    We reimburse all directors for out-of-pocket and travel expenses incurred in attending Board meetings.

Committees of the Board

The Board will have two permanent committees, each of which will be comprised by independent non-employee Directors:  The Compensation Committee, and the Audit Committee.  In general, the Compensation Committee will meet at least annually, and will have the responsibility to set and review the compensation and performance of the Chief Executive and other executives of Gabriel and its subsidiaries.  The Audit Committee will meet at least quarterly, and will select the independent outside auditors for the Company, review the financial reports and condition of the Company, and provide direction and oversight to the financial management of Gabriel.

Directors and Officers Liability Insurance

Gabriel Technologies will pay in full the Directors’ and Officers’ liability insurance policy, or escrow funds into a separate accounts, controlled by the Board, for purposes of paying the premiums so financed.

Sarbanes Oxley

Gabriel will pay for all Officers and Directors to attend as a group certain continuing education seminars, as follows:  one seminar annually pertaining to current accounting issues, and one seminar annually pertaining to the Sarbanes Oxley Act and related compliance, reporting and regulatory requirements; and

 Please sign and return to indicate your acceptance of the nomination to the Gabriel Technologies Corp Board of Directors.

Sincerely,

Daniel K. Leonard

Acceptance:

_________________________________

<>